Exhibit 23.1

The accompanying financial statements give effect to a 1-for-12 reverse split for the common stock and each series of preferred stock of Aldeyra Therapeutics, Inc. (formerly known as Aldexa Therapeutics, Inc.) (the “Company”) which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by BDO USA, LLP, an independent registered public accounting firm, upon completion of the 1-for-12 reverse split of the common stock and each series of preferred stock of the Company described in the first paragraph of Note 2 to the financial statements and assuming that from March 17, 2014 to the date of such completion no other material events have occurred that would affect the accompanying financial statements and disclosure therein.

/s/ BDO USA, LLP

Boston, Massachusetts

April 24, 2014

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 5 to the Registration Statement on Form S-1 of our report dated March 17, 2014 (except for the first paragraph of Note 2, as to which the date is April     , 2014), relating to the financial statements of Aldeyra Therapeutics, Inc. (formerly known as Aldexa Therapeutics, Inc.) which is contained in that Prospectus.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Boston, Massachusetts

April     , 2014